                      COLUMBIA MANAGEMENT DISTRIBUTORS, INC.
                              One Financial Center
                           Boston, Massachusetts 02111

                                February 6, 2006

VIA EDGAR

U.S. Securities and Exchange Commission
Division of Investment Management
100 F Street, N.E.
Washington, D.C. 20549
Attention: Rebecca Marquigny, Esq.

Re: Post-Effective Amendment No. 1 to Registration Statement on Form N-14 for SteinRoe Variable Investment Trust (the "Trust")

Dear Ms. Marquigny:

     On behalf of the Trust's principal underwriter, Columbia Management Distributors, Inc., I respectfully request that the above-referenced Post-Effective Amendment be declared effective at 8:00 a.m. Eastern time on Wednesday, February 8, 2006, or as soon as possible thereafter.

                                Very truly yours,

                                COLUMBIA MANAGEMENT DISTRIBUTORS, INC.

                                /s/ Michael E. DeFao
                                --------------------------
                                Name: Michael E. DeFao
                                Title: Chief Legal Officer

                       STEINROE VARIABLE INVESTMENT TRUST
                              One Financial Center
                           Boston, Massachusetts 02111

                                February 6, 2006

VIA EDGAR

U.S. Securities and Exchange Commission
Division of Investment Management
100 F Street, N.E.
Washington, D.C. 20549
Attention: Rebecca Marquigny, Esq.

Re: Post-Effective Amendment No. 1 to Registration Statement on Form N-14 for SteinRoe Variable Investment Trust (the "Trust")

Dear Ms. Marquigny:

     On behalf of the Trust, I respectfully request that the above-referenced Post-Effective Amendment be declared effective at 8:00 a.m. Eastern time on Wednesday, February 8, 2006 or as soon as possible thereafter.

                                Very truly yours,

                                STEINROE VARIABLE INVESTMENT TRUST

                                /s/ Kevin Connaughton
                                -------------------------
                                Name: Kevin Connaughton
                                Title: Treasurer